Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 19, 2013, relating to the consolidated financial statements and financial statement schedule of Cabela’s Incorporated and Subsidiaries (the “Company”) (which report expressed an unqualified opinion and included an explanatory paragraph regarding the Company’s adoption of guidance resulting in consolidation of the Cabela’s Master Credit Card Trust and related entities) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Cabela’s Incorporated and Subsidiaries for the year ended December 29, 2012.

/s/ Deloitte & Touche LLP

Omaha, Nebraska

July 30, 2013